FOR IMMEDIATE RELEASE

Anderson L. Smith, HomeTrust Bank, East Tennessee Regional President, to Retire after Forty-Four Year Banking Career
Smith to Retain Director Position on HomeTrust Bank Board

Asheville, NC, May 20, 2016 – HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank (the “Bank”), announced today that Anderson “Andy” L. Smith, East Tennessee Regional President and former CEO of Jefferson Federal Bank, will retire from the Bank effective May 31, 2016. Mr. Smith will continue to serve as a member of the board of directors of the Company and the Bank.
Dana Stonestreet, Chairman, President and CEO, HomeTrust Bank, commented, “Andy’s life-long service and leadership in banking, the local business community and the greater Morristown community has been significant and impactful. His banking knowledge and leadership in East Tennessee has been key in HomeTrust Bank’s initial growth and success in Tennessee. We’re pleased to have him continue to serve in a strategic role on the Board.”
A Morristown native, Andy Smith began his banking career in 1972 as a Management Trainee of Hamilton National Bank, Chattanooga, Tennessee. He held the position of Branch Manager, Trust Administration for Hamilton Bank in Morristown from 1973 to 1975. In 1975 he joined United Southern Bank in Morristown, holding positions of Branch Manager, Vice President and President and CEO. In 1982 he joined FTBNA in Morristown as Executive Vice President, holding various management positions with FTBNA through 2001. In October of 2001, he joined Jefferson Federal Bank as Executive Vice President and was named President, Chief Executive Officer and Director in 2002. He held this position until 2014 when Jefferson Federal was acquired by HomeTrust Bank. He served as Senior Vice President and East Tennessee Regional President upon joining HomeTrust in 2014. He earned a Bachelor of Arts degree in Political Science from Carson Newman University in Jefferson City, Tennessee; graduating Cum Laude. He is also a graduate of the Banking School of the South (LSU). An Army Veteran, he served in Vietnam and was awarded the Bronze Star in 1972. A 14-year member of the Tennessee Bankers Association, Andy served on the board, as well as held the position of Chairman from 2012-2013. He also served as a member of the Industrial Development Board of The City of Morristown, Tennessee for 32 years and was a member of the Hamblen County Foundation for Education Excellence & Achievement (HC*EXCELL) for 25 years, including Past President (for 16 years). His dedication to the local community is marked by long-time service to numerous organizations including the Boys & Girls Club of Morristown, Morristown Area Chamber of Commerce, Walters State Foundation Trustees, United Way of Hamblen County, Lakeway Housing Development Corporation, Morristown Housing Development Corporation, the Rotary Club of Morristown and the Boy Scouts of America.
“It does not seem possible that forty-four years have come and gone, but they have and at a rapid pace,” said Andy Smith. “However, those brief forty-four years have given us many things for which to be thankful: raising our family in our hometown; growing professionally within our local banking community; acquiring lifelong friends across the state and Southeast; helping Hamblen County and upper east Tennessee prosper economically; working for forty-four years with really wonderful people; and, enjoying the numerous opportunities banking has provided for us.”

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of March 31, 2016 the Company had assets of $2.8 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added community banking through 39 locations in North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). In 2016, the Bank is celebrating its 90th Anniversary and nine decades of commitment to our customers, employees and surrounding communities. The Bank is the 5th largest community bank headquartered in North Carolina.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include: expected cost savings, synergies and other financial benefits from our recent acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.
WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
HomeTrust Bancshares, Inc.
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939